Exhibit 10.11

HARVARD SAVINGS BANK

Deferred Fee Agreement

Beneficiary Designation Form

HARVARD SAVINGS BANK

DEFERRED FEE AGREEMENT

THIS DEFERRED FEE AGREEMENT (this “Agreement”) is adopted this      day of             , 200    , by and between HARVARD SAVINGS BANK, a state chartered savings bank located in Harvard, Illinois (the “Company”), and [NAME OF DIRECTOR] (the “Director”).

To encourage the Director to remain a member of the Board, the Company is willing to provide to the Director a deferred fee opportunity. The Company will pay the benefits from is general assets.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary” means each designated person or entity, or the estate of the deceased Director, entitled to any benefits upon the death of the Director pursuant to Article 6.

1.2	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.3	“Board” means the Board of Directors of the Company as from time to time constituted.

1.4	“Change in Control” means the conversion from a mutual association to a stock association and the transfer of fifty-one percent (51%) or more of the Company’s outstanding voting common stock followed within twelve (12) months by termination of the Director’s status as a member of the Company’s Board of Directors.

1.5	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date of this Agreement.

1.6	“Crediting Rate” means a rate equal to the rate on high grade long-term corporate bonds.

1.7	“Deferral Account” means the Company’s accounting of the accumulated Deferrals plus accrued interest.

1.8	“Deferrals” means the amount of Fees the Director elects to defer according to this Agreement.

HARVARD SAVINGS BANK

Deferred Fee Agreement

Beneficiary Designation Form

1.9	“Disability” means the Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company, provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Director must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.10	“Distribution Election Form” means the form or forms established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate the time and form of distributions.

1.11	“Early Termination” means Termination of Service before Normal Termination Date except when such Termination of Service occurs: (i) following a Change in Control; or (ii) due to death, Disability or Termination for Cause.

1.12	“Effective Date” means .

1.13	“Fees” means the total directors fees payable to the Director.

1.14	“Fees Deferral Election Form” means each form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate the amount of Deferrals.

1.15	“Normal Termination Date” means the Director attaining age seventy (70) and completing ten (10) Years of Service.

1.16	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.17	“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.18

“Specified Employee” means an employee who at the time of Termination of Service is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and

HARVARD SAVINGS BANK

Deferred Fee Agreement

Beneficiary Designation Form

disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.19	“Termination for Cause” means a Termination of Service for:

(a)	Gross negligence or gross neglect of duties to the Company;

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director’s employment with the Company; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director’s employment and resulting in a material adverse effect on the Company.

1.20	“Termination of Service” means termination of the Director’s employment with the Company for reasons other than death. Whether a Termination of Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Company and Director reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Director would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Director has been providing services to the Company less than thirty-six (36) months).

1.21	“Unforeseeable Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, the Beneficiary, or the Director’s dependent (as defined in Section 152(a) of the Code), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

1.22	“Years of Service” means the twelve (12) consecutive month period beginning on the Director’s date of hire and any twelve (12) month anniversary thereof during the entirety of which time the Director is an employee of the Company. Service with a subsidiary or other entity controlled by the Company before the time such entity became a subsidiary or under such control shall not be considered “credited service” unless the Plan Administrator specifically agrees to credit such service.

Article 2

Deferral Election

2.1	Elections Generally. The Director may annually file a Fees Deferral Election Form with the Plan Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to such Fees will be performed.

HARVARD SAVINGS BANK

Deferred Fee Agreement

Beneficiary Designation Form

2.2	Initial Election. After being notified by the Plan Administrator of becoming eligible to participate in this Agreement, the Director may make an initial deferral election by delivering to the Plan Administrator a signed Fees Deferral Election Form and Beneficiary Designation Form within thirty (30) days of becoming eligible. The Fees Deferral Election Form shall set forth the amount of Fees to be deferred. However, if the Director was eligible to participate in any other account balance plans sponsored by the Company (as referenced in Code Section 409(A)) prior to becoming eligible to participate in this Agreement, the initial election to defer Fees under this Agreement shall not be effective until the Plan Year following the Plan Year in which the Director became eligible to participate in this Agreement.

2.3	Election Changes. The Director may modify the amount of Fees to be deferred annually by filing a new Fees Deferral Election Form with the Company. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Fees Deferral Election Form is received by the Company.

2.4	Hardship. If an Unforeseeable Emergency occurs, the Director, by written instructions to the Company, may discontinue deferrals hereunder. Any subsequent Deferral Elections may be made only in accordance with Section 2.1 hereof.

Article 3

Deferral Account

3.1	Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

(a)	Any Deferrals hereunder; and

(b)	Interest as follows:

(i)	On the last day of each month and immediately prior to the distribution of any benefits, but only until commencement of benefit distributions under this Agreement, interest shall be credited on the Deferral Account at an annual rate equal to the Crediting Rate, compounded monthly; and

(ii)	On the last day of each month during any applicable installment period, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to the Crediting Rate, compounded monthly. Prior to any event causing distributions hereunder, the Board, in its sole discretion, may change the rate used to calculate interest in this Section 3.1(b)(ii).

3.2	Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement and is not a trust fund of any kind.

Article 4

Distributions During Lifetime

4.1	Normal Retirement Benefit. Upon the Director’s Termination of Service following the Normal Termination Date, the Company shall distribute to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Article.

HARVARD SAVINGS BANK

Deferred Fee Agreement

Beneficiary Designation Form

4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at Termination of Service.

4.1.2	Distribution of Benefit. The Company shall distribute the benefit to the Director as elected by the Director on the Distribution Election Form commencing within thirty (30) days following Termination of Service. The Company shall continue to credit interest under Section 3.1(b).

4.2	Early Termination Benefit. If Early Termination occurs, the Company shall distribute to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Article.

4.2.1	Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance determined as of the date of Termination of Service.

4.2.2	Distribution of Benefit. The Company shall distribute the benefit to the Director as elected by the Director on the Distribution Election Form commencing within thirty (30) days following Termination of Service. The Company shall continue to credit interest under Section 3.1(b).

4.3	Disability Benefit. If the Director experiences a Disability which results in a Termination of Service prior to Normal Termination Date, the Company shall distribute to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Article.

4.3.1	Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance determined as of the date of the Director’s Termination of Service.

4.3.2	Distribution of Benefit. The Company shall distribute the benefit to the Director as elected by the Director on the Distribution Election Form commencing within thirty (30) days following Termination of Service. The Company shall continue to credit interest under Section 3.1(b).

4.4	Change in Control Benefit. If a Change in Control occurs, followed by Termination of Service, provided, however, that such Termination of Service is prior to Normal Termination Date, the Company shall distribute to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Article.

4.4.1	Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance determined as of the date of Termination of Service.

4.4.2	Distribution of Benefit. The Company shall distribute the benefit to the Director as elected by the Director on the Distribution Election Form commencing within thirty (30) days following Termination of Service. The Company shall continue to credit interest under Section 3.1(b).

HARVARD SAVINGS BANK

Deferred Fee Agreement

Beneficiary Designation Form

4.4.3	Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, and to the extent allowed by Code Section 409A, if any benefit payment under this Section 4.4 would be treated as an “excess parachute payment” under Code Section 280G, the Company shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment.

4.5	Hardship Distribution. If an Unforeseeable Emergency occurs, the Director may petition the Board to receive a distribution from the Agreement (a “Hardship Distribution”). The Board in its sole discretion may grant such petition. If granted, the Director shall receive, within sixty (60) days, a distribution from the Agreement only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution. In any event, the maximum amount which may be paid out pursuant to this Section 4.5 is the Deferral Account balance as of the day the Director petitioned the Board to receive a Hardship Distribution. Such a distribution shall reduce the Deferral Account balance.

4.6	Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee, the provisions of this Section 4.6 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Director due to Termination of Service are limited because the Director is a Specified Employee, then such distributions shall not be made during the first six (6) months following Termination of Service. Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following Termination of Service. All subsequent distributions shall be paid in the manner specified.

4.7	Distributions Upon Taxation of Amounts Deferred. Upon any amount is required to be included in income by the Director prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Director may petition the Plan Administrator for a distribution of that portion of the amount the Company has accrued with respect to the Company’s obligations hereunder that is required to be included in the Director’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Director immediately available funds in an amount equal to the portion of the amount the Company has accrued with respect to the Company’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Director’s petition is granted. Such a distribution shall affect and reduce the Director’s benefits to be paid under this Agreement.

4.8	Change in Form or Timing of Distributions. For distribution of benefits under this Article 4, the Director may elect to delay the timing or change the form of distributions by submitting the appropriate Distribution Election Form to the Plan Administrator. Any such elections:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

HARVARD SAVINGS BANK

Deferred Fee Agreement

Beneficiary Designation Form

(b)	must, for benefits distributable under Sections 4.1, 4.2, 4.3 and 4.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the amendment is made.

Article 5

Distributions at Death

5.1	Death During Active Service. If the Director dies prior to Termination of Service, the Company shall distribute to the Beneficiary the benefit described in this Section 5.1. This benefit shall be distributed in lieu of the benefit under Article 4.

5.1.1	Amount of Benefit. The benefit under this Section 5.1 is the Deferral Account balance determined as of the date of the Director’s death.

5.1.2	Distribution of Benefit. The Company shall distribute the benefit to the Beneficiary in one hundred twenty (120) consecutive monthly installments commencing on the first day of the fourth month following the Director’s death. The Beneficiary shall be required to provide to the Company the Director’s death certificate receipt.

5.2	Death During Distribution of a Benefit. If the Director dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Company shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Director had the Director survived.

Article 6

Beneficiaries

6.1	In General. The Director shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Company in which the Director participates.

6.2

Designation. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Director names someone other than the Director’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Director’s spouse and returned to the Plan Administrator. The Director’s

HARVARD SAVINGS BANK

Deferred Fee Agreement

Beneficiary Designation Form

beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4	No Beneficiary Designation. If the Director dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, any benefit shall be paid to the personal representative of the Director’s estate.

6.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 7

General Limitations

7.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement in excess of the Deferrals if the Director’s employment with the Company is terminated by the Company or an applicable regulator due to a Termination for Cause.

7.2	Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement in excess of Deferrals credited thereon) if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

HARVARD SAVINGS BANK

Deferred Fee Agreement

Beneficiary Designation Form

Article 8

Administration of Agreement

8.1	Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

8.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Company.

8.3	Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

8.4	Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

8.5	Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Director’s death, Disability or Termination of Service, and such other pertinent information as the Plan Administrator may reasonably require.

8.6	Statement of Accounts. The Plan Administrator shall provide to the Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 9

Claims and Review Procedures

9.1	Claims Procedure. A Director or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

9.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

HARVARD SAVINGS BANK

Deferred Fee Agreement

Beneficiary Designation Form

9.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

9.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

9.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

9.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

HARVARD SAVINGS BANK

Deferred Fee Agreement

Beneficiary Designation Form

9.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. A notification of denial shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 10

Amendments and Termination

10.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Director. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

10.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company and the Director. Except as provided in Section 10.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

10.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if the Company terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a

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substantial portion of the assets of the Company as described in Code Section 409A(2)(A)(v), provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Company’s arrangements which are substantially similar to this Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Director participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Company may distribute the Deferral Account balance, determined as of the date of the termination of this Agreement, to the Director in a lump sum subject to the above terms.

Article 11

Miscellaneous

11.1	Binding Effect. This Agreement shall bind the Director and the Company and their beneficiaries, survivors, executors, administrators and transferees.

11.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Director the right to remain as an employee of the Company nor interfere with the Company’s right to discharge the Director. It does not require the Director to remain an employee nor interfere with the Director’s right to terminate employment at any time.

11.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4

Tax Withholding and Reporting. The Company shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Director acknowledges that the

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Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Company shall satisfy all applicable reporting requirements, including those under Code Section 409A.

11.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Illinois, except to the extent preempted by the laws of the United States of America.

11.6	Unfunded Arrangement. The Director and the Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Company to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Director’s life or other informal funding asset is a general asset of the Company to which the Director and Beneficiary have no preferred or secured claim.

11.7	Reorganization. The Company shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such an event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

11.8	Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

11.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

11.10	Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Company or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company, provided that such alternative act does not violate Code Section 409A.

11.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

11.12	Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

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Deferred Fee Agreement

Beneficiary Designation Form

11.13	Notice. Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

Harvard Savings Bank
58 N. Ayer St.
Harvard, Illinois 60033

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Director.

11.14	Deduction Limitation on Benefit Payments. If the Company reasonably anticipates that the Company’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution from this Agreement is deductible, the Company may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Director (or the Beneficiary in the event of the Director’s death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

11.15	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Director and a duly authorized representative of the Company have signed this Agreement.

DIRECTOR	HARVARD SAVINGS BANK

By:
[Name of Director]	Title: